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                                                                 EXHIBIT 10.26


        COLUMBIA/HCA HEALTHCARE CORPORATION DIRECTORS' FEES/COMPENSATION
                           (as revised May 14, 1998)

Amended and Restated Columbia/HCA Healthcare Corporation Outside Directors' Stock and Incentive Compensation Plan

- Outside directors have the choice of (i) receiving an annual retainer of $40,000 payable in restricted stock that vests one year from the date of grant; or (ii) receiving, in lieu of annual retainers for the next 5 years, $200,000 in restricted stock units that vest annually over a 5-year period at a rate 20% per year. Non-Employee Directors first elected after 1998 will be given the choice of a prorated award (for the portion of the 5-year period they serve) or annual restricted stock retainers. In 1998, Non-Employee directors will be granted stock options (exercisable at the shares' fair market value on the date of grant) having an aggregate exercise price equal to 12.5 times the annual retainer. This grant is in lieu of an annual stock option grant for the next 5 years and will vest over a 5-year period at a rate of 20% per year, commencing on the date of grant.


Other Fees

- Attendance fees of $1,200 per meeting are paid to non-employee directors for all scheduled meetings of the Board.

- Non-employee directors are paid a committee meeting fee of $1,000 per meeting (Committee Chairpersons $1,200) if such meeting is not held in conjunction with a regularly scheduled Board meeting. The Board of Directors has Audit, Compensation, Executive, Finance and Investment, Nominating and Ethics, Compliance and Corporate Responsibility Committees.


Columbia/HCA Healthcare Foundation, Inc. - Matching Gift Program

- Effective for 1997 and subsequent years, the Company will match gifts from each Director to organizations and programs exempt from taxation (pursuant to Section 501(c)(3) of the Internal Revenue Code), including civic, cultural, educational and health and human services institutions, on a dollar-for-dollar basis, from a minimum of $500 per gift, up to an aggregate maximum of $15,000 annually. The Matching Gift Program will be administered by the Columbia/HCA Healthcare Foundation, Inc. To qualify for a matching gift, contributions must be personal gifts from the Director's own funds (including personal or family foundations and gifts made jointly with spouses), paid in cash or securities. Pledges do not qualify for matches. Directors who have retired from service on the Board may participate in this program through the end of the first year following the year in which retirement was effective. The Company reserves the right to determine whether gifts to organizations are within certain guidelines for qualification for matching.